Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Denny’s Corporation

We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Denny’s Corporation as of December 29, 2004 and December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive income (loss), and cash flows for the fiscal years then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2004, and the effectiveness of internal control over financial reporting as of December 29, 2004, which reports are included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2003 consolidated financial statements.

Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 29, 2004, expresses our opinion that Denny’s Corporation did not maintain effective internal control over financial reporting as of December 29, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness in Denny’s Corporation’s internal control over financial reporting regarding the selection, monitoring, and review of assumptions and factors affecting lease accounting and leasehold improvement depreciation practices.

/s/    KPMG LLP

Greenville, South Carolina

March 25, 2005